EXHIBIT 5.1


                        OPINION OF DAVIS POLK & WARDWELL


                                 March 16, 2001



E*TRADE Group, Inc.
4500 Bohannon Drive
Menlo Park, CA 94025

     Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel for E*TRADE Group, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement (the "Registration Statement") on Form S-3 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for registration of 78,928 shares of the Company's common stock (the "Shares") to be offered and sold from time to time as described in the prospectus included in the Registration Statement by the selling stockholders named therein. All of the Shares were previously issued in connection with the acquisition by the Company of E*TRADE Nordic AB, a Swedish corporation.

     We have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based upon the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                                            Very truly yours,


                                            /s/ Davis Polk & Wardwell